Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2025, relating to the consolidated financial statements of Keurig Dr Pepper Inc. and the effectiveness of Keurig Dr Pepper Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Keurig Dr Pepper Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

August 15, 2025